Exhibit 99.2

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Brian Korb
Chief Financial Officer	646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

QNEXA REDUCES HEMOGLOBIN A1c BY 1.6% IN 56 WEEKS

Significant Weight Loss Achieved and Maintained by Diabetic Subjects Treated with Qnexa over One-Year

Continual Reduction in HbA1c Observed throughout the Year of Treatment in Qnexa Subjects

MOUNTAIN VIEW, Calif., December 12, 2008 VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced positive results from the DM-230 study, a 56-week, randomized, double-blind, placebo-controlled, efficacy and safety study of Qnexa™,  an investigational drug, for the glycemic management of obese type 2 diabetics. The DM-230 study met its primary endpoint of demonstrating glycemic control as measured by a reduction of hemoglobin A1c of 1.6% from 8.8% to 7.2% for subjects treated with Qnexa, as compared to 1.1% from 8.5% to 7.4% in the placebo group (ITT LOCF p=0.0381) at 56 weeks.  Subjects in the study were actively managed according to American Diabetes Association (ADA) standards of care with respect to diabetes medications and lifestyle. For subjects treated with placebo, significant increases in the number and doses of concurrent anti-diabetic medications were required to bring about the observed reduction in HbA1c.  By contrast, concurrent anti-diabetic medications were actually reduced over the course of the trial in subjects treated with Qnexa (p<0.05).

The DM-230 study was designed as a continuation study to the OB-202 diabetes study. The OB-202 study was a 28-week, randomized, double-blind, placebo-controlled, efficacy and safety study of Qnexa in the glycemic management of 206 obese type 2 diabetics. The DM-230 study enrolled 130 subjects at 10 study sites completing OB-202 to continue, in a blinded fashion as previously randomized for an additional 28 weeks.  The results of the DM-230 study include assessments from the start of the OB-202 study through the end of the DM-230 study in this population, for a total treatment period of 56 weeks.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Fasting plasma glucose levels were reduced in subjects treated with Qnexa from 176 mg/dL to 133 mg/dL, as compared to a decrease from 171 mg/dL to 145 mg/dL for the placebo group (p=0.02).  Over 56 weeks subjects treated with Qnexa also lost 9.4% of their baseline body weight, or 20.5 pounds, as compared to 2.7%, or 6.1 pounds, for the placebo group (p<0.0001).  Subjects treated with Qnexa had reductions in blood pressure, triglycerides and waist circumference.  Both treatment groups had a study completion rate greater than 90%.

“The results from DM-230 confirm our belief that Qnexa may be an appropriate treatment for type 2 diabetes given the reduction in HbA1c of 1.6% combined with weight loss of 9.4% seen in the most recent study,” commented Leland Wilson, president and chief executive officer of VIVUS. “Historically, diabetic patients have a difficult time losing weight.  With Qnexa, patients were able to lose over 20 pounds and importantly keep it off throughout the 56 week study with no rebound.”

“The improved glycemic control demonstrated by the Qnexa treatment group in OB-202 continued as expected for an additional 28 weeks.  More importantly, Qnexa’s safety profile was favorable as demonstrated by high completion rates,” commented a principal investigator of the study, Dr. W. Timothy Garvey, Professor of Medicine and Chair of the Department of Nutrition Sciences at the University of Alabama at Birmingham. “I am particularly impressed by the fact that treatment with Qnexa has the greatest effect in those patients that are most in need of treatment.  Patients with baseline HbA1c greater than 8% had an overall reduction in HbA1c of 2.1% in 56 weeks, combined with the level of weight loss that is unheard of with current oral treatments.  This phase 2 study is encouraging and indicates that Qnexa has the potential to greatly add to our armament of drugs for the treatment of type 2 diabetes.”

The most common drug-related adverse events reported over the year for the treatment and placebo groups, respectively, were paresthesia (19%, 0%), constipation (13%, 4%) and nausea (12%, 6%).  These adverse events decreased in frequency during the last six months as compared to the first six months to:  paresthesia 5%, constipation 5% and nausea 1% in the treatment group.  Subjects were monitored for depression and suicidality using the PHQ-9 questionnaire, the FDA’s preferred mental health assessment tool.  Subjects treated with Qnexa demonstrated greater improvements in PHQ-9 scores from baseline to the end of the study than the placebo group, providing further assurance that Qnexa treatment does not produce significant adverse mood changes or suicidality.

Despite a mean baseline HbA1c level of 8.7%, 53% of the subjects treated with Qnexa were able to achieve the ADA recommended goal of 7.0% or lower, versus 40% of the subjects in the placebo arm (p<0.05). The incidence of hypoglycemia in the treatment and placebo arms were similar (12% and 9%, respectively). Qnexa was well-tolerated, with no treatment-related serious adverse events.

About the OB-202 and DM-230 Studies

In the OB-202 study, subjects underwent a 4-week dose escalation period followed by 24 weeks of treatment. The study was a randomized, double-blind, placebo-controlled prospective trial, with subjects randomized to receive Qnexa (15 mg phentermine/100 mg topiramate) or placebo. The study included 206 subjects (141 females, 65 males) with an average age of 49 years.

Baseline BMIs were greater than 35 in both groups, and baseline body weight was 94.7 kg in the Qnexa group and 98.1 kg in the placebo group. At baseline, subjects had glycosylated hemoglobin (HbA1c) of 8.7%.

Subjects in the DM-230 study maintained their initial randomization and blinding and switched to dosing with once-daily Qnexa.  Once-daily Qnexa is a proprietary capsule formulation containing 15mg of phentermine and 92mg of controlled release topiramate. The study included 130 subjects (90 females, 40 males) with an average age of 50 years. Baseline BMIs were greater than 35 in both groups.  Baseline body weight was 94.9 kg in the Qnexa group and 98.1 kg in the placebo group. At baseline, Qnexa subjects had HbA1c of 8.8% and the placebo had HbA1c of 8.5%.

In both studies most of the subjects had been diagnosed with diabetes for more than 5 years. Sixty percent of subjects were on two or more oral diabetic medications. Patients on antidepressant medications such as SSRIs and SNRIs were allowed to participate in the study. Subjects were instructed to follow a simple diet and lifestyle modification program during the study period. The primary endpoint was change in glycemic control as reflected by measurements of HbA1c at the end of the study period. Investigators were instructed to intervene and add/adjust anti-diabetic and anti-hypertensive medications during the study based on predetermined rescue criteria and nationally recognized standards of care.

VIVUS R&D Day December 12, 2008

As previously announced, VIVUS will host a Research and Development Day Event at 8:00 a.m. ET today.  Additional details on this data will be presented.

To access the webcast of this event, please visit: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79161&eventID=2046581 or VIVUS’ Investors site at http://www.vivus.com.  Replay will also be available on demand from the website at the conclusion of the program and will run through December 31, 2008.

About Diabetes

Diabetes affects more than 24 million people in the United States and an estimated 246 million adults worldwide. Diabetes is the fifth leading cause of death by disease in the United States. Common measures of blood sugar include the percent of glycosylated hemoglobin (also referred to as hemoglobin A1c or HbA1c) present in the blood and fasting plasma glucose (FPG), which is a measure of blood sugar at a specific point in time. Diabetes is diagnosed when FPG exceeds 125 mg/dL. According to the Centers for Disease Control and Prevention’s National Health and Nutrition Examination Survey, approximately 60 percent of people with diabetes do not achieve their target blood sugar levels with their current treatment regimen.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates addressing obesity, diabetes and sexual health. The investigational pipeline includes: Qnexa™, which is in phase 3, for the treatment of obesity; Qnexa™, for which a phase 2 study has been completed, for the treatment of type 2 diabetes; avanafil, for which a phase 2 study has been completed, for the treatment of erectile dysfunction (“ED”) and Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (“HSDD”).  MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

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